NON-COMPETITION AND NON-SOLICITATION AGREEMENT

NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this "Agreement") made as of June __, 2001, between TMP Worldwide Inc., a Delaware corporation (the "Company"), and Richard A. Fisher ("Fisher").

W I T N E S S E T H :

WHEREAS, Fisher is an employee and a director of Cytation Corporation, a Delaware corporation, formerly CollegeLink.com Incorporated ("Collegelink");

WHEREAS, pursuant to an Amended and Restated Asset Purchase Agreement dated as of May 2, 2001, by and among the Company, Collegelink and Collegelink Bristol Corporation, Collegelink's wholly-owned subsidiary (Collegelink and Collegelink Bristol Corporation hereinafter collectively referred to as the "Sellers"), the Company is acquiring substantially all of the assets and liabilities of the Sellers (the "Acquisition");

WHEREAS, immediately prior to the closing of the Acquisition, the Sellers are engaged in the business of (i) marketing services to corporations, colleges, universities, the military and financial aid providers and advisors targeted and/or related to teens and Fisher school, college, university and/or other students, and related and ancillary services and technology; (ii) providing general services to teens and Fisher school, college, university and/or other students in the form of education, seminars, presentation and similar forms, and related and ancillary services and technology; and (iii) providing general services to guidance counselors, financial aid officers and career and employment counselers, and related and ancillary services and technology (collectively, the "Business").

WHEREAS, Fisher has extensive knowledge and a unique understanding of the Business, has been directly involved with the establishment and continued development of the Business and its customer relations and has had access to all of the proprietary and confidential information used in the Business;

WHEREAS, immediately prior to the closing of the Acquisition, Fisher owns shares of capital stock of Collegelink and is directly benefitting from the Acquisition, and it is a condition to the consummation of the Acquisition that the Company and Fisher enter into this Agreement and that Fisher agree to the Restrictive Covenants (as defined in Section 3 below).

WHEREAS, in order to protect the goodwill and intellectual property rights of the Company, the Company is requiring that Fisher agree not to compete with the Company or its affiliates with respect to the Business, the observance and enforcement of which Fisher acknowledges are essential to the protection of the Company's goodwill and intellectual property rights.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations and covenants herein contained, the parties hereto agree as follows:

     1.  Covenant Not to Compete; Nonsolicitation.

          (a)  Fisher acknowledges that:

          (i)  upon consummation of the Acquisition, the Company and its affiliates will be engaged in the Business;

          (ii)  Fisher is one of a limited number of persons who helped develop the Business of Collegelink;

          (iii)  Fisher has occupied a position of trust and confidence with the Sellers prior to the date of this Agreement and, during such period, Fisher has become familiar with the proprietary and confidential information of the Company and the Company's other affiliates;

          (iv)  the agreements and covenants contained in this Section 1 are essential to protect the Company, its affiliates and the goodwill of the Business and are a condition precedent to the willingness of the Company to consummate the transactions contemplated by the Merger Agreement;

          (v)  the Company and its affiliates would be irreparably damaged if Fisher were to provide services to any person or entity in violation of the provisions of this Agreement;

          (vi)  the scope and duration of the Restrictive Covenants (as defined in Section 3) are reasonably designed to protect a protectable interest of the Company and its affiliates and are not excessive in light of the circumstances; and

          (vii)  Fisher has a means to support Fisher and Fisher's dependents, if any, other than by engaging in activities prohibited by this Section 1.

          (b)  Fisher hereby agrees that for a period of two years after the date of the Closing of the Acquisition (the "Restricted Period"), Fisher shall not, directly or indirectly, as employee, agent, consultant, stockholder, director, partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or entity), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage in the Business anywhere in or into the United States or Canada and in or into any other country in which the Company or any of its affiliates may from time to time prior to the expiration of the Restricted Period engage in the Business (collectively the "Territory"). Notwithstanding the foregoing, nothing contained herein shall be construed to prevent Fisher from owning not more than one percent (1%) of any class of stock of any competing company which is listed on a national securities exchange or traded in the over-the-counter market, but only if Fisher is not involved in managing the affairs of said corporation and if Fisher, Fisher's associates (as such term is defined in Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended), and Fisher's affiliates collectively do not own more than an aggregate of two percent of the stock of such corporation ("Permitted Investments"). As used in this Agreement, the term "affiliate" shall have the meaning ascribed to that term in Rule 405 of the Securities Act of 1933, as amended, and shall include each past and present affiliate of such person or entity.

          (c)  Without limiting the provisions of paragraph (b) above, Fisher agrees that, for a period of three years after the closing of the Acquisition, Fisher will not directly or indirectly, as employee, agent, consultant, stockholder, director, partner or in any other individual or representative capacity (i) solicit any Business from or in any way transact or seek to transact any Business with or otherwise seek to influence or alter the relationship between the Company or any of its affiliates with any person or entity to whom either the Sellers or any of their affiliates provided services or to whom Fisher or any of their affiliates made a presentation at any time during the one-year period preceding the closing of the Acquisition, or (ii) employ or solicit for employment or other services or otherwise seek to influence or alter the relationship between the Company or any of its affiliates and any person who is or was an employee of either of the Sellers or any of their affiliates at any time during the one-year period preceding the Closing.

          (d)  If any portion of the restrictions set forth in this Section 1 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.

          (e)  Fisher acknowledges that the provisions of this Section 1 are a material inducement to the Company to enter into and consummate the Acquisition and the Company would not enter into such agreements but for the agreements and covenants contained herein. Fisher further acknowledges that the territorial and time limitations set forth in this Section 1 are reasonable and properly required for the adequate protection of the business and goodwill of the Company and its subsidiaries and affiliates. Fisher hereby waives, to the extent permitted by law, any and all right to contest the validity of this Section 1 on the ground of the breadth of its geographic or product and service coverage or length of term. In the event any territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Fisher agrees to the reduction of the territorial or time limitation to the area or period which such court shall deem reasonable.

     2.  Non-Disclosure of Confidential Information. Fisher shall not, during the Restricted Period or thereafter, directly or indirectly, disclose (other than as is required by law (in which case Fisher shall give the Company prior written notice of such required disclosure and the opportunity to request confidential treatment)) to any person, firm or corporation any confidential information relating to the Business acquired by him in his capacity as a stockholder, officer, director, employee or consultant of the Company or any of its affiliates. Such confidential information shall include, but shall not be limited to, proprietary technology, trade secrets, patents, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, personnel policies, the substance of agreements with customers, suppliers and others, marketing or distribution arrangements, customer lists and any other documents embodying such confidential information. This confidentiality obligation shall not apply to any information which (i) is or becomes publicly available other than pursuant to a breach of this Section 2 by Fisher, or (ii) becomes known to Fisher after the date of this Agreement through disclosure by sources other than the Company having the legal right to disclose such information.

     3.  Specific Performance. Fisher agrees that if he breaches, or threatens to commit a breach of, any of the provisions of Sections 1 or 2 (the "Restrictive Covenants"), the Company shall have, in addition to, and not in lieu of, any other rights and remedies available to the Company under law and in equity, the right to injunctive relief and/or to have the Restrictive Covenants specifically enforced by a court of competent jurisdiction, without the posting of any bond or other security, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.

     4.  Amendment or Alteration. No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

     5.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed therein. The parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court sitting in the State of New York in connection with any claim, action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby and agree not to assert, by way of motion, as a defense or otherwise that any such claim, action or proceeding is brought in an inconvenient forum, that the venue thereof is improper or that this Agreement or the subject matter hereof may not be enforced by such court.

     6.  Severability. The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect. If any court determines that any Restrictive Covenant, or any provision thereof, is unenforceable because of the duration or area covered thereby, such court shall have the power, and the parties intend and desire that such court exercise the power, to reduce the duration or area covered by such provision to the minimum extent necessary to render such provision enforceable, and in its reduced form, such provision shall then be enforceable and shall be enforced.

     7.  Notices. Any notices required or permitted to be given hereunder shall be sufficient if in writing, and if delivered by hand or courier, or sent by certified mail, return receipt requested, to the following addresses or such other address as either party may from time to time designate in writing to the other, and shall be deemed given as of the date of the delivery or at the expiration of five days in the event of a mailing

               (a)  If to Fisher:              Richard A.Fisher
                                                    c/o Cytation Corporation
                                                    251 Thames Street
                                                    P.O. Box 809
                                                    Bristol, Rhode Island 02809

               (b)  If to the Company:  622 Third Avenue
                                                    New York, New York 10017
                                                   Attn: Myron Olesnyckyj, Esq.

     8.  Counterparts and Signatures. This Agreement may be signed in counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

     9.  Waiver or Breach. It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach by that same party.

     10.  Entire Agreement and Binding Effect. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements, both written and oral, between the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributors, successors and assigns, provided, however, that Fisher shall not be entitled to assign or delegate any of his rights or obligations hereunder without the prior written consent of the Company.

     11.  Further Assurances. The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

     12.  Construction of Agreement. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

     13.  Headings. The Section headings appearing in this Agreement are for the purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, demand or affect its provisions.

IN WITNESS WHEREOF, the parties hereto have executed this Noncompetition and Nonsolicitation Agreement as of the date and year first above written.

/s/ Richard A. Fisher
Richard A. Fisher

TMP WORLDWIDE INC.

By:  /s/ Thomas G. Collison
     Name:  Thomas G. Collison
     Title:    Vice Chairman